Exhibit 5.1

OPINION OF PETER J. GANZ

December 18, 2014

Ashland Inc.
50 E. RiverCenter Boulevard
P.O. Box 391
Covington, Kentucky 41012-0391

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Ashland Inc., a Kentucky corporation (the “Company”).  I have acted as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on Form S-8 (the “Registration Statement”) of 50,000 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), to be issued pursuant to the Inducement Restricted Stock Award Agreement to be entered into between William A. Wulfsohn and the Company (the “Agreement”).

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. I have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of other officers and other representatives of the Company and others as to factual matters.

Based on the foregoing, it is my opinion that the shares of Common Stock to be issued or delivered pursuant to the Agreement will be, when issued or delivered, validly issued, fully paid and nonassessable.

My opinion expressed above is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of any laws except the Kentucky Business Corporation Act of the Commonwealth of Kentucky.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely,

/s/ Peter J. Ganz

Peter J. Ganz